ITEM 77: ATTACHMENTS

SUB-ITEM 77C: Submission of matter to a vote of security holders

(a) A Special Meeting of the Shareholders of the JNL Series Trust held April 20, 2005.

(b) If the meeting involved the election of directors, state the name of each director elected at the meeting and the names of all other directors now in office:

        Not Applicable

(c) Describe each matter voted upon at the meeting and state the number of affirmative votes and the number of negative votes cast with respect to each matter:

     1. To approve or disapprove the Plan by and among the JNL/Alliance Capital Growth Fund and JNL/T. Rowe Price Established Growth Fund, providing for the reorganization of the JNL/Alliance Capital Growth Fund with and into the JNL/T. Rowe Price Established Growth Fund.

                                             AFFIRMATIVE   AGAINST    WITHHOLD
                                             -----------   -------    --------
         JNL/Alliance Capital Growth Fund   1,087,308.833 14,296.591 72,993.805